Exhibit 99.1

Contacts:

Media Contact	Investor Contact
David Grip	Kori Doherty
AspenTech	ICR
+1 781-221-5273	+1 617-956-6730
david.grip@aspentech.com	kdoherty@icrinc.com

Aspen Technology Announces Financial Results for Fiscal Year 2009

•                  Files Annual Report on Form 10-K for Fiscal Year 2009

•                  Files Quarterly Reports on Form 10-Q for First, Second and Third Quarters Fiscal 2009

•                  Announces Selected Preliminary Financial Results for First Quarter Fiscal 2010

Burlington, Mass. — November 9, 2009 — Aspen Technology, Inc. (OTC: AZPN.PK), a leading provider of software and services to the process industries, today announced that the company filed its Annual Report on Form 10-K for the fiscal year ended June 30, 2009, in addition to Quarterly Reports on Form 10-Q for the first, second and third quarters of fiscal 2009, ended September 30, 2008, December 31, 2008 and March 31, 2009, respectively.  The company also announced selected preliminary financial results for the first quarter of fiscal year 2010, ended September 30, 2009.

Selected Preliminary Results for the First Quarter Fiscal 2010

Mark Fusco, Chief Executive Officer of AspenTech, said, “The first quarter of fiscal 2010 included a milestone event in the history of our company, as we introduced a new, subscription-based commercial model that we believe delivers greater value to our customers and will enable AspenTech to better scale from a long-term perspective.  We are very pleased with initial customer response and interest levels, and evidence to date supports our view that our new commercial model is the right strategic direction for AspenTech.”

Fusco added, “We signed gross license bookings of approximately $32.2 million in the quarter.  While this represents a decline of over 20% compared to the prior year period, we believe the company executed well considering that we rolled out the new commercial model to our sales organization and customers in July, after our seasonally weakest quarter of the fiscal year had already begun.  Moreover, we closed 5 license bookings that were greater than $1 million and 25 that were between $250,000 and $1 million during the first quarter, both of which were comparable to the year ago period.  The average deal size for license bookings over $100,000, on a gross basis, increased year-over-year to approximately $500,000.  Looking ahead, our pipeline of opportunities is solid entering our seasonally stronger calendar year-end quarter, and total term contract value of over $1 billion provides the company with long-term visibility.”

The company’s cash balance as of September 30, 2009, was approximately $109 million, which compares to $122 million at the end of the fourth quarter of fiscal 2009.  The company did not sell any installments receivable to raise cash during the first quarter of fiscal 2010 and it continued to reduce its secured borrowings balance, which was down by approximately $3 million from the end of the fourth quarter of fiscal 2009.

Company Files Fiscal 2009 Financial Statements

Mark Sullivan, Chief Financial Officer of AspenTech, said “With the filing of the company’s 10-K for fiscal 2009, we are now turning our focus to completing the review of our first quarter results for fiscal 2010.  Our goals are to complete this review around the end of this calendar year and, ultimately, to begin the process of seeking a relisting of our common stock on a major U.S. stock exchange during the first calendar quarter of 2010.  There is still a considerable amount of work to be completed, but today’s filings represent a significant step forward and are the result of improving execution from the company’s finance organization.”

Fiscal 2009 Financial Results

The following section provides summary level details of the company’s fiscal 2009 financial results, in comparison to the company’s financial results for fiscal 2008.  Detailed financial results for the full fiscal year 2009 and the first, second and third fiscal quarters of fiscal 2009, along with comparisons to prior year periods, can be found in the company’s Form 10-K and 10-Q filings made with the SEC today.

For fiscal year 2009, ended June 30, 2009, AspenTech reported total revenue of $311.6 million, flat with $311.6 million for fiscal 2008.  Within total revenue, license revenue was $179.6 million, an increase of 7% compared to fiscal 2008, while services revenue of $132.0 million decreased 8% over the same time period.  The year-over-year increase in license revenue was driven primarily by the timing of revenue recognition under GAAP as opposed to the level of actual business activity.  By comparison, total fiscal 2009 license bookings decreased by over 15% compared to fiscal 2008.

During fiscal 2008, $57.5 million of license bookings did not meet the criteria for revenue recognition as of the end of fiscal 2008, of which $31.6 million was recognized during fiscal 2009.  During fiscal 2009, license bookings of $52.1 million did not meet criteria for revenue recognition as of the end of fiscal 2009.  The level of license bookings in which revenue recognition was deferred during fiscal 2008 and 2009 represented a significant divergence from prior fiscal years.  The company expects the revenue from the license bookings closed during fiscal 2008 and 2009 which were not recognized as revenue by the end of fiscal 2009 to be recognized over the remainder of the contract lives.

AspenTech’s income from operations was $43.9 million in fiscal 2009, representing an operating margin of 14% and an increase of 136% compared to $18.6 million in fiscal 2008.

Net income was $52.9 million for fiscal 2009, an increase of 112% compared to $24.9 million for fiscal 2008.  Net income applicable to common stockholders was $0.57 per diluted share in fiscal 2009, an increase of 111% compared to $0.27 per diluted share in fiscal 2008.

Balance Sheet and Cash Flow

The company’s cash balance at the end of fiscal 2009 was approximately $122.2 million, a decrease compared to approximately $134.0 million at the end of fiscal 2008. Cash flow from operations was $33.5 million during fiscal 2009, offset by cash used in investing activities of $5.8 million and cash used in financing activities of $38.4 million.

The company’s secured borrowings balance at the end of fiscal 2009 was $112.1 million, a reduction of $35.1 million from $147.2 million at the end of fiscal 2008.  Total company-owned accounts and installments receivable balances were $227.8 million at the end of fiscal 2009, an increase of $6.6 million from $221.2 million at the end of fiscal 2008.

The company’s total deferred revenue balance at June 30, 2009, was $78.9 million, a decrease compared to $106.9 million at the end of fiscal 2008.  While the company had a material amount of license bookings closed during fiscal 2009 that were not recognized as revenue during the fiscal year, unlike fiscal 2008, the majority of these license bookings were not recorded as receivables and deferred revenue on the company’s year-end balance sheet.

Conference Call and Webcast

AspenTech will host a conference call and webcast today, November 9, at 8:30 a.m. (Eastern Time), to discuss the Company’s selected preliminary financial results for the first quarter of fiscal 2010, as well as annual and quarterly financial results for fiscal 2009.  The live dial-in number is (877) 245-0126, conference ID code 39756294. Interested parties may also listen to a live webcast of the call by logging on to the Investor Relations section of AspenTech’s website, http://www.aspentech.com/corporate/investor.cfm, and clicking on the “webcast” link. A replay of the call will be archived on AspenTech’s website and will also be available via telephone at (800) 642-1687 or (706) 645-9291, conference ID code 39756294 through November 16, 2009.

About AspenTech

AspenTech is a leading supplier of software that optimizes process manufacturing — for energy, chemicals, pharmaceuticals, engineering and construction, and other industries that manufacture and produce products from a chemical process. With integrated aspenONE solutions, process manufacturers can implement best practices for optimizing their engineering, manufacturing and supply chain operations. As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs and become more energy efficient. To see how the world’s leading process manufacturers rely on AspenTech to achieve their operational excellence goals, visit www.aspentech.com.

© 2009 Aspen Technology, Inc. AspenTech, aspenONE, the Aspen leaf logo and the 7 Best Practices of Engineering Excellence are trademarks of Aspen Technology, Inc. All rights reserved.  All other trademarks are property of their respective owners.

Forward Looking Statements

The first paragraph under “Selected Preliminary Results for the First Quarter Fiscal 2010” and the first and fourth paragraphs under “Company Files Fiscal 2009 Financial Statements” in this press release contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to the anticipated benefits of AspenTech’s new subscription-based commercial model and the timing of the completion of AspenTech’s review of its operating results for the first quarter of fiscal 2010.  Actual results may vary significantly from AspenTech’s expectations based on a number of risks and uncertainties, including, without limitation: customers’ failure to adopt the new commercial model at the rate expected by AspenTech or at all; AspenTech’s failure to realize the anticipated financial and operational benefits of the new commercial model; unanticipated distractions or delays affecting AspenTech or its independent accountants in connection with the review of operating results for the first quarter of fiscal 2010, ended September 30, 2009; unforeseen difficulties or uncertainties in the application of accounting standards; weaknesses in our internal controls, including our controls over the recognition of license revenue; and other risk factors described from time to time in AspenTech’s periodic reports filed with the Securities and Exchange Commission.

AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. AspenTech expressly disclaims any current intention to update forward-looking statements after the date of this press release.

Aspen Technology may provide information regarding the new subscription-based commercial model or possible future product developments including new products, product features, product interfaces, integration, design, architecture, etc. that may be represented as “product roadmaps.” Any such information is for discussion purposes only and does not constitute a commitment by Aspen Technology to do or deliver anything in these product roadmaps or otherwise.

Source: Aspen Technology, Inc.

ASPEN TECHNOLOGY, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands except per share data)

	Years Ended June 30,
	2009	2008
	(In thousands, except per share data)
Revenues:
Software licenses	$179,591	$168,404
Service and other	131,989	143,209
Total revenues	311,580	311,613
Cost of revenues:
Cost of software licenses	12,384	15,916
Cost of service and other	63,411	69,077
Amortization of technology related intangible assets	25	—
Total cost of revenues	75,820	84,993
Gross profit	235,760	226,620
Operating costs:
Selling and marketing	89,150	99,682
Research and development	41,463	45,179
General and administrative	58,138	54,565
Restructuring charges	2,446	8,623
Loss (gain) on sales and disposals of assets	6	(66)
Loss on impairment of goodwill and intangible assets	623	—
Total operating costs	191,826	207,983
Income from operations	43,934	18,637
Interest income	22,698	23,784
Interest expense	(10,516)	(17,783)
Other (expense) income, net	(1,824)	3,386
Income before provision for taxes	54,292	28,024
Provision for income taxes	(1,368)	(3,078)
Net income	52,924	24,946
Accretion of preferred stock discount and dividends	—	—
Net income applicable to common stockholders	$52,924	$24,946

Earnings per common share:
Basic	$0.59	$0.28
Diluted	$0.57	$0.27
Weighted average shares outstanding:
Basic	90,053	89,640
Diluted	92,578	94,092

Supplimental information -

Stock based compensation included in the Statement of Operations

	Year Ended June 30,
	2009	2008
Recorded as expense:
Cost of service and other	$429	$1,254
Selling and marketing	928	3,345
Research and development	460	1,411
General and administrative	2,853	4,590
	4,670	10,600
Capitalized computer software development costs:	26	18
Total stock-based compensation	$4,696	$10,618

ASPEN TECHNOLOGY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	June 30,
	2009	2008
	(In Thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$122,213	$134,048
Accounts receivable, net	49,882	86,870
Current portion of installments receivable, net	64,531	51,762
Current portion of collateralized receivables, net	38,695	43,186
Unbilled services	298	3,459
Prepaid expenses and other current assets	22,572	11,710
Deferred tax assets	3,795	2,305
Total current assets	301,986	333,340
Non-current installments receivable, net	113,390	82,528
Non-current collateralized receivables, net	57,671	92,163
Property, equipment and leasehold improvements, net	9,604	11,799
Computer software development costs	3,918	5,443
Other intangible assets, net	156	615
Goodwill	16,686	19,019
Non-current deferred tax assets	10,788	7,743
Other non-current assets	1,777	1,976
	$515,976	554,626

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of secured borrowing	$83,885	$47,816
Accounts payable	5,135	6,586
Accrued expenses	47,882	61,746
Income taxes payable	1,888	13,877
Deferred revenue	62,801	86,551
Current deferred tax liability	2,481	457
Total current liabilities	204,072	217,033
Long-term secured borrowing	28,211	99,391
Deferred revenue	16,070	20,354
Non-current deferred tax liability	2,354	725
Other non-current liabilities	35,859	44,310
Commitments and contingencies (Notes 11, 12 and 13)
Series D redeemable convertible preferred stock, $0.10 par value—
Authorized— 3,636 shares in 2009 and 2008
Issued and outstanding— none in 2009 or 2008	—	—
Stockholders’ equity:
Common stock, $0.10 par value— Authorized—120,000,000 shares
Issued— 90,326,513 shares in 2009 and 90,235,526 shares in 2008
Outstanding— 90,093,049 shares in 2009 and 90,002,062 shares in 2008	9,033	9,024
Additional paid-in capital	497,478	493,088
Accumulated deficit	(283,593)	(336,517)
Accumulated other comprehensive income	7,005	7,731
Treasury stock, at cost—233,464 shares of common stock in 2009 and 2008	(513)	(513)
Total stockholders’ equity	229,410	172,813
	$515,976	$554,626